UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

CBL & Associates Properties, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

124830 878

(CUSIP Number)

Gabe Brecher

Strategic Value Partners, LLC

100 West Putnam Avenue

Greenwich, CT 06830

(203) 618-3500

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

August 26, 2022

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☒.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,842,123
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,842,123

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,842,123
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 9.0%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO, IA

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Victor Khosla
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,842,123
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,842,123

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,842,123
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 9.0%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON SVP Capital Solutions LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 512,085
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 512,085

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 512,085
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 1.6%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Capital Solutions Offshore Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 359,281
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 359,281

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 359,281
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 1.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Capital Solutions Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 121,834
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 121,834

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 121,834
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.4%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Sullivan Offshore Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 42,670
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 42,670

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 42,670
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON SVP Special Situations III-A LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 112,826
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 112,826

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 112,826
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.4%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Opportunities Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 112,826
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 112,826

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 112,826
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.4%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Special Situations Offshore Fund IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 658,092
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 658,092

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 658,092
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 2.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Special Situations Fund IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 258,736
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 258,736

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 258,736
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.8%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON SVP Special Situations IV LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 916,828
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 916,828

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 916,828
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 2.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Special Situations Offshore Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 745,079
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 745,079

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 745,079
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 2.4%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Special Situations Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 430,817
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 430,817

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 430,817
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 1.4%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON SVP Special Situations V LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,187,596
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,187,596

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,187,596
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 3.8%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Excelsior Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 112,788
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 112,788

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 112,788
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.4%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON SVP Excelsior Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 112,788
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 112,788

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 112,788
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.4%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

Amendment No. 1 to Schedule 13D

Reference is hereby made to the statement on Schedule 13D filed with the Securities and Exchange Commission on behalf of the Reporting Persons with respect to the Common Stock of CBL & Associates Properties, Inc. (the “Issuer”) on September 1, 2022 (the “Schedule 13D”). Terms defined in the Schedule 13D are used herein as so defined.

Item 5.	Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is amended and supplemented as follows:

(a) — (b) The information requested by these subsections is incorporated herein by reference to the information provided on the cover pages to this Schedule 13D. All percentages set forth herein are based on 31,466,806 shares of Common Stock of the Issuer outstanding as of August 7, 2024, as reported in the Issuer’s Form 10-Q filed with the SEC on August 9, 2024.

(c)  Except as set forth on Schedule A, no Reporting Person has effected any transaction in shares of Common Stock during the sixty (60) days preceding the date of this statement.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:	August 26, 2024

STRATEGIC VALUE PARTNERS, LLC

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

/s/ Victor Khosla
Victor Khosla

SVP CAPITAL SOLUTIONS LLC (FKA SVP DISLOCATION LLC)

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE CAPITAL SOLUTIONS OFFSHORE FUND, L.P.

By:	SVP Capital Solutions LLC (fka SVP Dislocation LLC) , its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE CAPITAL SOLUTIONS FUND, L.P.

By:	SVP Capital Solutions LLC (fka SVP Dislocation LLC) , its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE SULLIVAN OFFSHORE FUND, L.P.

By:	SVP Capital Solutions LLC (fka SVP Dislocation LLC) , its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE SULLIVAN OFFSHORE FUND, L.P.

By:	SVP Special Situations V LLC, its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE OPPORTUNITIES FUND, L.P.

By:	SVP Special Situations III-A LLC, its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

SVP SPECIAL SITUATIONS III-A LLC

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS OFFSHORE FUND IV, L.P.

By:	SVP Special Situations IV LLC, its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS FUND IV, L.P.

By:	SVP Special Situations IV LLC, its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

SVP SPECIAL SITUATIONS IV LLC

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS OFFSHORE FUND V, L.P.

By:	SVP Special Situations V LLC, its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS FUND V, L.P.

By:	SVP Special Situations V LLC, its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

SVP SPECIAL SITUATIONS V LLC

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE EXCELSIOR FUND, L.P.

By:	SVP Excelsior Management LLC, its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

SVP EXCELSIOR MANAGEMENT LLC

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

Schedule A

Fund	Date	Transaction	Number of shares	Price
Strategic Value Capital Solutions Offshore Fund L.P.	07/25/2024	Sale	2,492	$25.85
Strategic Value Capital Solutions Fund LP	07/25/2024	Sale	845	$25.85
Strategic Value Sullivan Offshore Fund, L.P.	07/25/2024	Sale	215	$25.85
Strategic Value Special Situations Fund IV, L.P.	07/25/2024	Sale	1,794	$25.85
Strategic Value Special Situations Offshore Fund IV, L.P.	07/25/2024	Sale	4,564	$25.85
Strategic Value Special Situations Fund V, L.P.	07/25/2024	Sale	2,988	$25.85
Strategic Value Special Situations Offshore Fund V, L.P.	07/25/2024	Sale	5,167	$25.85
Strategic Value Sullivan Offshore Fund L.P.	07/25/2024	Sale	81	$25.85
Strategic Value Excelsior Fund L.P.	07/25/2024	Sale	782	$25.85
Strategic Value Opportunities Fund, L.P.	07/25/2024	Sale	782	$25.85
Strategic Value Capital Solutions Offshore Fund L.P.	07/29/2024	Sale	5,120	$26.03
Strategic Value Sullivan Offshore Fund, L.P.	07/29/2024	Sale	441	$26.03
Strategic Value Capital Solutions Fund L.P.	07/29/2024	Sale	1,736	$26.03
Strategic Value Special Situations Fund IV, L.P.	07/29/2024	Sale	3,687	$26.03
Strategic Value Special Situations Offshore Fund IV, L.P.	07/29/2024	Sale	9,378	$26.03
Strategic Value Special Situations Fund V, L.P.	07/29/2024	Sale	6,140	$26.03
Strategic Value Special Situations Offshore Fund V, L.P.	07/29/2024	Sale	10,619	$26.03
Strategic Value Sullivan Offshore Fund L.P.	07/29/2024	Sale	167	$26.03
Strategic Value Excelsior Fund L.P.	07/29/2024	Sale	1,607	$26.03
Strategic Value Opportunities Fund, L.P.	07/29/2024	Sale	1,608	$26.03
Strategic Value Capital Solutions Offshore Fund L.P.	07/30/2024	Sale	6,699	$25.96
Strategic Value Sullivan Offshore Fund, L.P.	07/30/2024	Sale	578	$25.96
Strategic Value Capital Solutions Fund L.P.	07/30/2024	Sale	2,272	$25.96
Strategic Value Special Situations Fund IV, L.P.	07/30/2024	Sale	4,825	$25.96
Strategic Value Special Situations Offshore Fund IV, L.P.	07/30/2024	Sale	12,272	$25.96
Strategic Value Special Situations Fund V, L.P.	07/30/2024	Sale	8,034	$25.96
Strategic Value Special Situations Offshore Fund V, L.P.	07/30/2024	Sale	13,894	$25.96
Strategic Value Sullivan Offshore Fund L.P.	07/30/2024	Sale	219	$25.96
Strategic Value Excelsior Fund L.P.	07/30/2024	Sale	2,103	$25.96
Strategic Value Opportunities Fund, L.P.	07/30/2024	Sale	2,104	$25.96
Strategic Value Capital Solutions Offshore Fund L.P.	07/31/2024	Sale	5,368	$26.03
Strategic Value Sullivan Offshore Fund, L.P.	07/31/2024	Sale	463	$26.03
Strategic Value Capital Solutions Fund L.P.	07/31/2024	Sale	1,821	$26.03
Strategic Value Special Situations Fund IV, L.P.	07/31/2024	Sale	3,867	$26.03
Strategic Value Special Situations Offshore Fund IV, L.P.	07/31/2024	Sale	9,834	$26.03
Strategic Value Special Situations Fund V, L.P.	07/31/2024	Sale	6,438	$26.03
Strategic Value Special Situations Offshore Fund V, L.P.	07/31/2024	Sale	11,135	$26.03
Strategic Value Sullivan Offshore Fund L.P.	07/31/2024	Sale	175	$26.03
Strategic Value Excelsior Fund L.P.	07/31/2024	Sale	1,685	$26.03
Strategic Value Opportunities Fund, L.P.	07/31/2024	Sale	1,686	$26.03
Strategic Value Capital Solutions Offshore Fund L.P.	08/13/2024	Sale	1,361	$25.91
Strategic Value Sullivan Offshore Fund, L.P.	08/13/2024	Sale	117	$25.91
Strategic Value Capital Solutions Fund L.P.	08/13/2024	Sale	461	$25.91
Strategic Value Special Situations Fund IV, L.P.	08/13/2024	Sale	980	$25.91
Strategic Value Special Situations Offshore Fund IV, L.P.	08/13/2024	Sale	2,492	$25.91
Strategic Value Special Situations Fund V, L.P.	08/13/2024	Sale	1,632	$25.91
Strategic Value Special Situations Offshore Fund V, L.P.	08/13/2024	Sale	2,823	$25.91
Strategic Value Sullivan Offshore Fund L.P.	08/13/2024	Sale	44	$25.91
Strategic Value Excelsior Fund L.P.	08/13/2024	Sale	427	$25.91
Strategic Value Opportunities Fund, L.P.	08/13/2024	Sale	427	$25.91
Strategic Value Capital Solutions Offshore Fund L.P.	08/14/2024	Sale	479	$25.86
Strategic Value Sullivan Offshore Fund, L.P.	08/14/2024	Sale	41	$25.86
Strategic Value Capital Solutions Fund L.P.	08/14/2024	Sale	162	$25.86
Strategic Value Special Situations Fund IV, L.P.	08/14/2024	Sale	345	$25.86
Strategic Value Special Situations Offshore Fund IV, L.P.	08/14/2024	Sale	876	$25.86

Strategic Value Special Situations Fund V, L.P.	08/14/2024	Sale	574	$25.86
Strategic Value Special Situations Offshore Fund V, L.P.	08/14/2024	Sale	993	$25.86
Strategic Value Sullivan Offshore Fund L.P.	08/14/2024	Sale	16	$25.86
Strategic Value Excelsior Fund L.P.	08/14/2024	Sale	150	$25.86
Strategic Value Opportunities Fund, L.P.	08/14/2024	Sale	150	$25.86
Strategic Value Capital Solutions Offshore Fund L.P.	08/15/2024	Sale	1,437	$25.89
Strategic Value Sullivan Offshore Fund, L.P.	08/15/2024	Sale	124	$25.89
Strategic Value Capital Solutions Fund L.P.	08/15/2024	Sale	487	$25.89
Strategic Value Special Situations Fund IV, L.P.	08/15/2024	Sale	1,035	$25.89
Strategic Value Special Situations Offshore Fund IV, L.P.	08/15/2024	Sale	2,631	$25.89
Strategic Value Special Situations Fund V, L.P.	08/15/2024	Sale	1,723	$25.89
Strategic Value Special Situations Offshore Fund V, L.P.	08/15/2024	Sale	2,979	$25.89
Strategic Value Sullivan Offshore Fund L.P.	08/15/2024	Sale	47	$25.89
Strategic Value Excelsior Fund L.P.	08/15/2024	Sale	451	$25.89
Strategic Value Opportunities Fund, L.P.	08/15/2024	Sale	451	$25.89
Strategic Value Capital Solutions Offshore Fund L.P.	08/16/2024	Sale	3,712	$25.89
Strategic Value Sullivan Offshore Fund, L.P.	08/16/2024	Sale	320	$25.89
Strategic Value Capital Solutions Fund L.P.	08/16/2024	Sale	1,259	$25.89
Strategic Value Special Situations Fund IV, L.P.	08/16/2024	Sale	2,673	$25.89
Strategic Value Special Situations Offshore Fund IV, L.P.	08/16/2024	Sale	6,798	$25.89
Strategic Value Special Situations Fund V, L.P.	08/16/2024	Sale	4,451	$25.89
Strategic Value Special Situations Offshore Fund V, L.P.	08/16/2024	Sale	7,697	$25.89
Strategic Value Sullivan Offshore Fund L.P.	08/16/2024	Sale	121	$25.89
Strategic Value Excelsior Fund L.P.	08/16/2024	Sale	1,165	$25.89
Strategic Value Opportunities Fund, L.P.	08/16/2024	Sale	1,166	$25.89
Strategic Value Capital Solutions Offshore Fund L.P.	08/19/2024	Sale	3,160	$25.94
Strategic Value Sullivan Offshore Fund, L.P.	08/19/2024	Sale	272	$25.94
Strategic Value Capital Solutions Fund L.P.	08/19/2024	Sale	1,072	$25.94
Strategic Value Special Situations Fund IV, L.P.	08/19/2024	Sale	2,276	$25.94
Strategic Value Special Situations Offshore Fund IV, L.P.	08/19/2024	Sale	5,789	$25.94
Strategic Value Special Situations Fund V, L.P.	08/19/2024	Sale	3,790	$25.94
Strategic Value Special Situations Offshore Fund V, L.P.	08/19/2024	Sale	6,554	$25.94
Strategic Value Sullivan Offshore Fund L.P.	08/19/2024	Sale	103	$25.94
Strategic Value Excelsior Fund L.P.	08/19/2024	Sale	992	$25.94
Strategic Value Opportunities Fund, L.P.	08/19/2024	Sale	992	$25.94
Strategic Value Capital Solutions Offshore Fund L.P.	08/20/2024	Sale	1,438	$25.83
Strategic Value Sullivan Offshore Fund, L.P.	08/20/2024	Sale	124	$25.83
Strategic Value Capital Solutions Fund L.P.	08/20/2024	Sale	487	$25.83
Strategic Value Special Situations Fund IV, L.P.	08/20/2024	Sale	1,035	$25.83
Strategic Value Special Situations Offshore Fund IV, L.P.	08/20/2024	Sale	2,632	$25.83
Strategic Value Special Situations Fund V, L.P.	08/20/2024	Sale	1,723	$25.83
Strategic Value Special Situations Offshore Fund V, L.P.	08/20/2024	Sale	2,980	$25.83
Strategic Value Sullivan Offshore Fund L.P.	08/20/2024	Sale	47	$25.83
Strategic Value Excelsior Fund L.P.	08/20/2024	Sale	451	$25.83
Strategic Value Opportunities Fund, L.P.	08/20/2024	Sale	451	$25.83
Strategic Value Capital Solutions Offshore Fund L.P.	08/21/2024	Sale	3,160	$26.04
Strategic Value Sullivan Offshore Fund, L.P.	08/21/2024	Sale	272	$26.04
Strategic Value Capital Solutions Fund L.P.	08/21/2024	Sale	1,072	$26.04
Strategic Value Special Situations Fund IV, L.P.	08/21/2024	Sale	2,276	$26.04
Strategic Value Special Situations Offshore Fund IV, L.P.	08/21/2024	Sale	5,789	$26.04
Strategic Value Special Situations Fund V, L.P.	08/21/2024	Sale	3,790	$26.04
Strategic Value Special Situations Offshore Fund V, L.P.	08/21/2024	Sale	6,554	$26.04
Strategic Value Sullivan Offshore Fund L.P.	08/21/2024	Sale	103	$26.04
Strategic Value Excelsior Fund L.P.	08/21/2024	Sale	992	$26.04
Strategic Value Opportunities Fund, L.P.	08/21/2024	Sale	992	$26.04
Strategic Value Capital Solutions Offshore Fund L.P.	08/22/2024	Sale	1,897	$26.06
Strategic Value Sullivan Offshore Fund, L.P.	08/22/2024	Sale	163	$26.06
Strategic Value Capital Solutions Fund L.P.	08/22/2024	Sale	643	$26.06
Strategic Value Special Situations Fund IV, L.P.	08/22/2024	Sale	1,366	$26.06

Strategic Value Special Situations Offshore Fund IV, L.P.	08/22/2024	Sale	3,473	$26.06
Strategic Value Special Situations Fund V, L.P.	08/22/2024	Sale	2,274	$26.06
Strategic Value Special Situations Offshore Fund V, L.P.	08/22/2024	Sale	3,932	$26.06
Strategic Value Sullivan Offshore Fund L.P.	08/22/2024	Sale	62	$26.06
Strategic Value Excelsior Fund L.P.	08/22/2024	Sale	595	$26.06
Strategic Value Opportunities Fund, L.P.	08/22/2024	Sale	595	$26.06
Strategic Value Capital Solutions Offshore Fund L.P.	08/23/2024	Sale	3,792	$26.95
Strategic Value Sullivan Offshore Fund, L.P.	08/23/2024	Sale	327	$26.95
Strategic Value Capital Solutions Fund L.P.	08/23/2024	Sale	1,286	$26.95
Strategic Value Special Situations Fund IV, L.P.	08/23/2024	Sale	2,731	$26.95
Strategic Value Special Situations Offshore Fund IV, L.P.	08/23/2024	Sale	6,947	$26.95
Strategic Value Special Situations Fund V, L.P.	08/23/2024	Sale	4,547	$26.95
Strategic Value Special Situations Offshore Fund V, L.P.	08/23/2024	Sale	7,864	$26.95
Strategic Value Sullivan Offshore Fund L.P.	08/23/2024	Sale	124	$26.95
Strategic Value Excelsior Fund L.P.	08/23/2024	Sale	1,191	$26.95
Strategic Value Opportunities Fund, L.P.	08/23/2024	Sale	1,191	$26.95
Strategic Value Capital Solutions Offshore Fund L.P.	08/26/2024	Sale	7,129	$27.02
Strategic Value Sullivan Offshore Fund, L.P.	08/26/2024	Sale	614	$27.02
Strategic Value Capital Solutions Fund L.P.	08/26/2024	Sale	2,417	$27.02
Strategic Value Special Situations Fund IV, L.P.	08/26/2024	Sale	5,134	$27.02
Strategic Value Special Situations Offshore Fund IV, L.P.	08/26/2024	Sale	13,058	$27.02
Strategic Value Special Situations Fund V, L.P.	08/26/2024	Sale	8,548	$27.02
Strategic Value Special Situations Offshore Fund V, L.P.	08/26/2024	Sale	14,784	$27.02
Strategic Value Sullivan Offshore Fund L.P.	08/26/2024	Sale	232	$27.02
Strategic Value Excelsior Fund L.P.	08/26/2024	Sale	2,238	$27.02
Strategic Value Opportunities Fund, L.P.	08/26/2024	Sale	2,239	$27.02